EXHIBIT 10.12

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of this 1st day of January, 2009, by and between BE Aerospace, Inc., a Delaware corporation (the “Company”) and Robert A. Marchetti (the “Executive”).

RECITALS

WHEREAS, the Company wishes to employ the Executive and the Executive wishes to accept such employment on the terms and conditions hereafter set forth; and

WHEREAS, the Company wishes to make secure for itself the experience, abilities and services of the Executive and to prevent the loss of such experience, services and abilities; and

WHEREAS, the Executive has successfully completed drug/substance abuse testing, and the Company has received the results of such testing;

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, each intending to be legally bound, do hereby agree as follows:

1. Employment.  The Company shall employ the Executive, and the Executive shall perform services for and continue in the employment of the Company, for a period of two (2) years (the “Employment Period”) commencing on January 1, 2009, and ending on December 31, 2010 (the “Expiration Date”).

2. Position and Duties.  The Executive shall serve the Company in the capacity of Vice President and General Manager, Distribution Segment, and shall be accountable to, and shall have such other powers, duties and responsibilities, consistent with this capacity, as may from time to time be prescribed by the President and Chief Operating Officer of the Company, or his designee.  The Executive shall perform and discharge, faithfully, diligently and to the best of his ability, such powers, duties and responsibilities.  The Executive shall devote all of his working time and efforts to the business and affairs of the Company.

3. Compensation.

(a) Salary.  During the Employment Period, the Executive shall receive a salary (the “Salary”) payable at the rate of $415,000 per annum.  Such rate may be adjusted from time to time by the Compensation Committee of the Board of Directors (the “Compensation Committee”); provided, however, that it shall at no time be adjusted below $415,000.  The Salary shall be payable biweekly or in accordance with the Company’s current payroll practices, less all required deductions.  The Salary shall be pro-rated for any period of service less than a full year.

(b) Incentive Bonus.  During the Employment Period, the Executive may receive an incentive performance bonus in accordance with the Company’s executive bonus plan then in effect from time to time, as determined by the Compensation Committee in its sole discretion.  The incentive bonus shall be paid in accordance with Company policy but in no event later than March 15th of the year following the year in which it shall accrue.

(c) Expenses.  During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him on behalf of the Company in accordance with the Company’s policies in effect from time to time.

(d) Benefits.  During the Employment Period, the Executive shall be entitled to participate in or receive benefits under any life or disability insurance, health, pension, retirement, accident and other employee benefit plans, programs and arrangements made generally available by the Company to its employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements as in effect from time to time.  In accordance with the Company’s policies as in effect from time to time, the Executive shall also be entitled to paid vacation in any fiscal year during the Employment Period as well as all paid holidays given by the Company to its employees.

(e) Automobile.  During the Employment Period, the Executive shall be furnished with an automobile allowance of $1,100 per month less applicable taxes, payable in accordance with Company policy, but in no event later than March 15th of the year following the year in which the Automobile Allowance will accrue.

4. Termination and Compensation Thereon.

(a) Termination.  Subject to the terms and conditions of this Agreement, the Executive’s employment pursuant to this Agreement may be terminated either by the Executive or the Company at any time and for any reason with or without Cause.  The term “Termination Date” shall mean the earlier of (i) the Expiration Date; or (ii) if the Executive’s employment is terminated (x) by his death, the date of his death, or (y) for any other reason, the date on which the Executive incurs a Separation from Service (as defined below).

(b) Death.  The Executive’s employment hereunder shall terminate upon his death.  In such event, the Company shall within thirty (30) days following his date of death pay to such person as the Executive shall have designated in a notice filed with the Company, or, if no such person shall have been designated, to his estate, a lump sum amount equal to the Salary (at the rate in effect as of the Termination Date) that would have been due to the Executive had this Agreement been in effect and he remained employed from the date of his death until the Expiration Date.

(c) Incapacity.  If, in the reasonable judgment of the President and Chief Operating Officer, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his full-time duties as described hereunder for the entire period of six (6) consecutive months (“Incapacity”), the Executive’s employment shall terminate at the end of the six (6)-month period.  In such event, upon the Termination Date, the Company shall pay to the Executive a lump sum payment equal to the Salary (at the rate in effect as of the Termination Date) payable during the period from the Termination Date through the Expiration Date.  The lump sum payment shall be made within sixty (60) days following the Termination Date provided that prior to the payment date the Executive signs a waiver and release agreement in the form provided by the Company and such waiver and release becomes effective and irrevocable in its entirety prior to such date.  If the waiver and release does not become effective and irrevocable on or prior to the payment date set forth in the preceding sentence, the Company shall have no further obligations pursuant to this Section 4(c).  The Company’s obligation to pay the Executive his Salary shall terminate if the Executive subsequently takes other employment to the extent of the Executive’s salary and benefits from such subsequent employment.  Any dispute between the President and Chief Operating Officer and the Executive with respect to the Executive’s Incapacity shall be settled by reference to a competent medical authority mutually agreed to by the Senior Vice President and the Executive, whose decision shall be binding on all parties.

(d) Termination by the Company for Cause; Resignation by the Executive.

(i)  If the Executive’s employment is terminated by the Company for Cause or the Executive resigns his employment for any reason (other than pursuant to Section 4(f) , the Company shall have no further obligations to the Executive hereunder after the Termination Date, except for unpaid Salary and benefits accrued through the Termination Date.

(ii) For purposes of this Agreement, “Cause” shall mean (i) the Executive’s material failure, refusal or neglect to perform and discharge his powers, duties and responsibilities hereunder (including duties prescribed by the President and Chief Operating Officer pursuant to Section 3), other material breach of the terms hereof, or breach of any fiduciary duties he may have because of any position he holds with the Company or any subsidiary or affiliate thereof or (ii) a felony conviction or a conviction for any crime involving the Executive’s personal dishonesty or moral turpitude.

(e) Full Term Payment.  If the Executive remains employed through the Expiration Date, he shall be entitled to a lump sum cash payment of $415,000 (the “Full Service Payment”).  The Full Service Payment shall be made in a cash lump sum on the second (2nd) anniversary of the Expiration Date.  Notwithstanding the forgoing, if the Company terminates the Executive’s employment hereunder without Cause prior to the Expiration Date the Full Service Payment shall be made within sixty (60) days following the Termination Date.  Payment of the Full Service Payment is conditioned upon the Executive signing a waiver and release agreement in the form provided by the Company and such waiver and release agreement becoming effective and irrevocable in its entirety prior to such date.  If the waiver and release does not become effective and irrevocable on or prior to the applicable payment date set forth in this Section 4(e), the Company shall have no further obligations pursuant to this Section 4(e).  To the extent the Executive is eligible to receive a payment pursuant to Section 4(f), he shall not be entitled to a payment pursuant to this Section 4(e).

(f) Change of Control.

(i) If a “Change of Control” occurs during the Employment Period and, in connection with or within two years following such Change of Control the Executive’s employment is terminated by the Company without Cause, or the Executive resigns his employment because the Executive’s title and duties under Section 2 above are materially reduced without his agreement, or any compensation or benefit payable or otherwise extended  to the Executive hereunder (including without limitation Salary, incentive bonus and benefits set forth in Section 3 above) is eliminated or reduced, the Company or its successor  in interest shall: give prompt notice to the Executive of any such termination, elimination or reduction and pay to the Executive a lump sum payment equal to:

(x)           the Executive’s Salary (at the rate in effect as of the Termination Date), which amount shall not be pro-rated and shall be paid in addition to the Salary due and payable under (y) below;

(y)           the Salary (at the rate in effect as of the date of the Change of Control) payable during the period from the Termination Date through the Expiration Date; and

(z)           his target incentive bonus for the year in which the Termination Date occurs.

The lump sum payment shall be made within sixty (60) days following the Termination Date; provided that prior to the payment date the Executive signs a waiver and release agreement in the form provided by the Company and such waiver and release becomes effective and irrevocable in its entirety prior to such date.  If the waiver and release does not become effective and irrevocable on or prior to the payment date set forth in the preceding sentence, the Company shall have no further obligations pursuant this Section 4(f).

(ii) For purposes of this Agreement, a “Change of Control” shall mean a “change in control event” within the meaning of the default rules under Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (the “Code”).  The obligations of the Company pursuant to this Section 4(f) shall survive any termination of this Agreement or the Executive’s employment or any resignation of such employment by the Executive pursuant to this Section 4(f).

(g) Benefit Continuation.  If the Executive's employment is terminated pursuant to Sections 4(c), 4(e) or 4(f), the Company shall provide the Executive and his eligible dependents with continued participation in medical, dental and health benefit plans available to the Company’s executive officers on similar terms and conditions as active executives, from the Termination Date until the earlier of (i) the second (2nd) anniversary of the Expiration Date and (ii) the date the Executive becomes eligible for comparable benefits provided by a third party; provided, however, that the continuation of such benefits shall be subject to the respective terms of the applicable plan, as in effect from time to time, and the timely payment by the Executive of his applicable share of the applicable premiums in effect from time to time.  To the extent that reimbursable medical and dental care expenses constitute deferred compensation for purposes of Section 409A, the Company shall reimburse the medical and dental care expenses as soon as practicable consistent with the Company’s practice, but in no event later than the last day of the calendar year next following the calendar year in which such expenses are incurred.

5. Consulting Arrangement.

(a) Consulting Services.  Upon the Expiration Date, the Company shall engage the Executive to provide consulting services to the Company for a period of two (2) Years (the “Consulting Period”).  During the Consulting Period, the Executive shall provide advice and consultation to the Company and such other services mutually agreed to by the Executive and the Company (the “Consulting Services”).  At all times the Consulting Services shall be nonexclusive and the Executive shall only be required to devote so much time as is reasonably necessary to discharge the Consulting Services. If the Executive incurs a Separation from Service for any reason prior to the Expiration Date, the Company shall not be obligated to engage the Executive to provide the Consulting Services pursuant to this Section 5.

(b) Service Standards.  The Executive shall perform the Consulting Services in a commercially reasonable manner.  In no event shall the Executive have any liability to the Company arising out of or related to the Executive’s performance of the Consulting Services except to the extent it arises directly by reason of the Executive’s gross negligence or willful misconduct in performing such Consulting Services.

(c) Consulting Fees.  During the Consulting Period, the executive shall receive a monthly consulting fee $21,067 payable in monthly installments in arrears on the last day of the month (pro-rated for partial months).

(d) Expenses.  During the Consulting Period the Company shall pay or reimburse the Executive for reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of the Consulting Services in accordance with past practices.

(e) Independent Contractor.  The Executive acknowledges that the Consulting Services shall be performed in the capacity of an “independent contractor,” that the Executive is solely responsible for the Executive’s actions or inactions, and that nothing in this Agreement shall be construed to create an employment relationship between the parties during the Consulting Period.  The Executive agrees that, with respect to the Consulting Services provided hereunder, the Executive is not an employee of the Company for any purpose, including, without limitation: (i) for federal, state or local tax, employment, withholding or reporting purposes; or (ii) for eligibility or entitlement to any benefit under any of the Company’s employee benefit plans (including, without limitation, those plans that are subject to the Employee Retirement Income Security Act of 1974, as amended), incentive compensation or other employee programs or policies.

(f) Code of Conduct.  During the Consulting Period, the Executive shall comply with the Company’s Code of Conduct and its Delegations of Authority, each as in effect from time to time (as if he was a non-management employee with respect to the Delegation of Authority Policy).

(g) Indemnification.  To the fullest extent permitted under applicable laws, rules and regulations and the Company’s applicable corporate governance documents, the Company agrees to indemnify and hold the Executive harmless from any loss or liability, cost and expense (including, but not limited to, reasonable attorney’s fees) incurred by the Executive as a result of his being made a party to any action or proceedings by reason of his provision of the Consulting Services.

(h) Payment of Taxes.  The Executive shall be responsible for and shall maintain adequate records of expenses that he incurs in the course of performing the Consulting Services hereunder and shall be solely responsible for and shall file, on a timely basis, tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to his performance of the Consulting Services.  Neither federal, state nor local income tax of any kind shall be withheld or paid by the Company with respect to any amount paid to the Executive pursuant to this Consulting Agreement.  The Executive agrees that he is responsible for withholding and paying all employment taxes and income withholding taxes as required.

(i) Proprietary Rights Agreement.  The Proprietary Rights Agreement dated as of [-----] between the Executive and the Company attached as Exhibit A  shall remain in full force and effect during the Consulting Period.

6. Amendments.  No amendment to this Agreement or any schedule hereto shall be effective unless it shall be in writing and signed by each party hereto.

7. Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or sent by telecopy or three days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to it at

BE Aerospace, Inc.
1455 Fairchild Road
Winston-Salem, NC  27105
Attention: President and Chief Operating Officer

With a copy to:

BE Aerospace, Inc.
1400 Corporate Center Way
Wellington, FL  33414
Attention:  General Counsel

If to the Executive, to him at:

2499 Eagle Watch Lane
Weston, FL 33327

8. Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties; provided, however, that this Agreement shall not supersede the Proprietary Rights Agreement between the Executive and the Company attached as Exhibit A which is incorporated herein by reference.

9. Headings.  The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof.

10. Counterparts.  This Agreement may be executed in any number of counterparts which together shall constitute one instrument.

11. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of Florida.

12. Withholding.  All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

13. Section 409A.

(a) If any amounts that become due under Section 4 of this Agreement constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”), payment of such amounts shall not commence until the Executive incurs a “Separation from Service” (as defined below) if and only if necessary to avoid accelerated taxation or tax penalties in respect of such amounts.

(b) Notwithstanding any provision of this Agreement to the contrary, if Executive is a “Specified Employee” (as defined below) he shall not be entitled to any payments upon a Separation from Service until the earlier of (i) the date which is the first (1st) business day following the date that is six (6) months after the Executive’s Separation from Service for any reason other than death or (ii) the Executive’s date of death.  The provisions of this Section 13(b) shall only apply if required to comply with Section 409A.

(c) For purposes of this Agreement, “Separation from Service” shall have the meaning set forth in Section 409A(a)(2)(A)(i) and determined in accordance with the default rules under Section 409A.  “Specified Employee” shall have the meaning set forth in Section 409A(a)(2)(B)(i), as determined in accordance with the uniform methodology and procedures adopted by the Company and then in effect.

(d) It is intended that the terms and conditions of this Agreement comply with Section 409A.  If any provision of this Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A, or could cause any amounts or benefits hereunder to be subject to taxes, interest and penalties under Section 409A, the Company may, in its sole discretion and without the Executive’s consent, modify the Agreement to:  (i) comply with, or avoid being subject to, Section 409A, (ii) avoid the imposition of taxes, interest and penalties under Section 409A, and/or (iii) maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A. This Section 13(d) does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts or benefits owed under this Agreement will not be subject to interest and penalties under Section 409A.

(e) Anything in this Agreement to the contrary notwithstanding, no reimbursement payable to the Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company Group covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, except to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A.  No amount reimbursed during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year.

14. Enforceability; Waiver.  The invalidity and unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof.  The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right that the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.  Similarly, the waiver by any party hereto of a breach of any provision of this Agreement by the other party will not operate or be construed as a waiver of any other or subsequent breach by such other party.

15. Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.  This Agreement may be assigned by the Company.  The Executive may not assign or delegate his duties under this Agreement without the Company’s prior written approval.

16. Survival.  The entitlement of the Executive and the obligations of the Company pursuant to Section 4 hereof shall each survive any termination or expiration of this Agreement, or any termination or resignation of the Executive’s employment, as the case may be.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EXECUTIVE

/s/ Robert A. Marchetti
Robert A. Marchetti

BE AEROSPACE, INC.

/s/ Thomas P. McCaffrey
Thomas P. McCaffrey
Senior Vice President and Chief Financial Officer

Exhibit A

Proprietary Rights Agreement